Exhibit 10.4
PURCHASE AND SALE AGREEMENT
FOR
1910 PACIFIC AVENUE
This Purchase and Sale Agreement (this “Agreement”) is entered into as of March 26, 2010 (the “Execution Date”, the date of receipt by Title Company of the fully executed Agreement and Earnest Money), between GREIT-Pacific Place, LP, a Delaware limited partnership, (“Seller”) and BOXER F2, L.P., a Texas limited partnership (“Purchaser”).
In consideration of the mutual covenants set forth herein and in consideration of the payment herein called for, whose receipt and sufficiency are acknowledged by Seller, the parties agree as follows:
Section 1. Sale and Purchase. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:
(a) the tract(s) or parcel(s) of land located at 1910 Pacific Avenue, Dallas, TX, commonly known as “Pacific Place”, more particularly described in Exhibit A, together with all easements, rights and interests appurtenant thereto owned by Seller now or on the Closing Date (as hereafter defined)(the “Land”); all improvements located on the Land, including an office building with parking garage (the “Improvements”); and all rights, titles, and interests appurtenant to the Land and Improvements;
(b) all tangible personal property and fixtures of any kind now owned or acquired by Seller and located and used in connection with the ownership, maintenance, use, service, or operation of the Land or Improvements as of the Closing Date, as hereafter defined) (the “Personalty”);
(c) to the extent assignable by Seller, all of the following: (1) contracts or agreements, such as maintenance, service, upgrade, purchase agreements, or utility contracts, except those that are cancelable (without default and without the payment of a penalty and/or termination fee) that Purchaser elects to cancel, and Purchaser agrees to give notice of such election ten days before Closing (collectively, the “Property Agreements”), (2) warranties, guaranties, indemnities, and claims, (3) licenses, permits, or similar documents, and (4) plans, drawings, specifications, surveys, third-party engineering reports, and other technical information to the extent Seller possesses any of the same;
(d) assignment of that certain Parking Garage Lease dated May 31, 1983, as amended (the “Parking Lease”) between Seller as Lessee and Berkeley First City, L.P. as Lessor, for the Premises located within that certain parking garage located at 2000 Elm Street, Dallas, Texas (the “Parking Garage”).

The above listed items are herein collectively called the “Property”. All of the Property shall be sold, conveyed, and assigned to Purchaser at Closing (defined below) free and clear of all liens, claims, easements, and encumbrances whatsoever except for the Permitted Encumbrances (defined below).
Section 2. Purchase Price. The price for which Seller shall sell, convey, and assign the Property to Purchaser, and which Purchaser shall pay to Seller, is FIVE MILLION THREE HUNDRED THOUSAND AND 00/100 Dollars ($5,300,000.00) (the “Purchase Price”), to be paid in cash as set forth in Section 8(a)(1), subject to the deduction of standard prorations and deposits as set forth in Section 8.
Section 3. Earnest Money. Contemporaneously with execution of the Agreement, by Seller and Purchaser, the Purchaser shall deliver the fully executed Agreement into escrow with Stewart Title (“Title Company”), whose address is 15950 Dallas Parkway, Suite 100, Dallas, Texas 75248 Attn: John Rentz, Approved Attorney, tel: 713/780-9708, fax: 713/777-7368, email john.rentz@boxerproperty.com, and deliver immediately available funds in the amount of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) (the “Earnest Money”). The Title Company shall receipt and date the Agreement. As used in this Agreement, the term “Earnest Money” shall mean the Earnest Money and all interest earned thereon while in the custody of Title Company. One Hundred Dollars and NO/100 ($100.00) of the Earnest Money shall be non-refundable, independent consideration for the Agreement. If Purchaser does not timely deposit the Earnest Money, then, at any time prior to Purchaser’s actual deposit of the Earnest Money, Seller shall have the right to terminate this Agreement. In the event Seller terminates this Agreement as provided in the preceding sentence, this Agreement shall immediately terminate and be of no further effect. The Title Company shall deposit the Earnest Money in a government insured interest bearing account upon receipt from Purchaser of a W-9 and tax id number, and shall not commingle the Earnest Money with any funds of Escrow Agent or others. The Earnest Money shall be nonrefundable upon deposit with the Title Company, except only as expressly provided in this Agreement. At Closing, the Earnest Money shall be credited to the Purchase Price.
Section 4. Delivery of Information.
(a) Seller has caused (or will cause to be delivered within three (3) days of the Execution Date) to be delivered to Purchaser the following:
(1)
Commitment for Title Insurance (the “Title Commitment”) from the Title Company setting forth the status of the title of the Land and Improvements and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Land or Improvements, together with legible copies (to the extent available) of all exception instruments listed in the Title Commitment. No delay by Purchaser in obtaining the Title Commitment shall be deemed to delay the commencement or expiration of the Title Review Period.

(2)	A copy of the existing survey (the “Existing Survey”) of the Land and Improvements.

(3)
A copy of all third-party engineering and technical reports, architectural drawings and plans, to the extent in the possession of Seller or its representatives that concern the Land or Improvements, including soil testing reports and reports of environmental or hazardous waste inspections or surveys (i.e., existing Phase I Environmental Site Assessment), to the extent in Seller’s possession.

(4)	Copies of any licenses, permits and governmental authorizations in Seller’s possession.

(5)	Copies of all Property Agreements or other similar contracts or agreements with respect to or affecting the Land and Improvements.

(6)	Copies of income and expense statements, and capital expenditures for the Property, in the form kept by Seller, for the last two (2) years (Year-End 2008 and 2009) as well as Year-to-Date 2010.
Purchaser shall, upon written request of Seller, confirm in writing its receipt of the Documents listed above. During the Inspection Period (defined below), Seller shall continue to provide, or cause to be provided, such other information concerning the Property, to the extent in Seller’s possession, which Purchaser, its attorneys, accountants or other representatives, shall reasonably request.
(B) The documents described in Section 4(a) are herein collectively called the “Documents”, and the information contained in the Documents is herein collectively called the “Information”. Seller makes no representations or warranties of any kind to Purchaser, and disclaims any warranty or representation, of the accuracy or reliability of any of the Documents and Information, save and except as provided in Section 7(a) below. Purchaser shall not disseminate information furnished to it by Seller, except to its agents and representatives. If this Agreement is terminated, Purchaser shall deliver to Seller copies of all reports, studies, data, and other information acquired by Purchaser or its representatives in connection with inspections of the Property. If Purchaser does not purchase the Property for any reason whatsoever, then Purchaser shall deliver to Seller all such reports, studies, data, information and copies thereof in Purchaser’s or its agent’s possession or control. Purchaser’s obligations under this Section 4 shall survive the termination of this Agreement.
Section 5. Right of Inspection.
(a) From the Execution Date of this Agreement until three (3) business days thereafter (the “Inspection Period”), Purchaser and its representatives may inspect, at Purchaser’s sole expense, at reasonable hours, the Documents, the Property, and reasonable accounting records, contracts, and other documents or data pertaining to the ownership, operation, or maintenance of the Property; however, in conducting its inspection Purchaser shall not unreasonably interfere with the business and operations of Seller. Purchaser shall not conduct any invasive inspections (as, for example, a “Phase II” environmental inspection) without Seller’s prior written consent. If this Agreement is terminated, Purchaser shall deliver to Seller, upon receipt of Seller’s written request therefore, copies of all reports, studies, data, and other information acquired by Purchaser or its representatives in connection with inspections of the Property. If Purchaser does not purchase the Property for any reason whatsoever, then Purchaser shall deliver to Seller, upon receipt of Seller’s written request therefore, all such reports, studies, data, information and copies thereof in Purchaser’s or its agent’s possession or control. Purchaser’s obligations under this Section 5 shall survive the termination and closing of this Agreement. Purchaser shall provide upon Seller’s request a certificate of insurance prior to any on-site inspections.

(b) Purchaser shall indemnify, defend and hold Seller harmless from all costs, damages, and liabilities arising out of Purchaser’s inspection of the Property and the foregoing information. In the event that Purchaser conducts any on-site testing at the Property, Purchaser shall maintain, and shall require its subcontractors and agents to maintain, insurance as follows: Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and general aggregate basis, for bodily injury, death and property damage. A certificate, evidencing same, shall be delivered to Seller prior to entry on the Property for testing. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per project, per location endorsement”. The provisions of this subsection (b) shall survive Closing or termination.
(c) Purchaser agrees that the person(s) performing the inspection of the Property on behalf of Purchaser shall maintain the confidentiality of any information ascertained from the Seller regarding the Property. Purchaser shall not disseminate Documents or Information furnished to it by Seller to the general public, nor use such Documents or Information for any purpose other than in connection with the purchase contemplated by this Agreement. The provisions of this subsection (c) shall survive Closing or termination.
(d) For any reason Purchaser, in its sole discretion, may terminate this Agreement in its entirety and the provisions of Section 12(b) shall apply, by delivering to Seller a written notice of termination at any time on or before 5:30 p.m. Houston, Texas time on or before the last day of the Inspection Period, at the address for notice specified in this Agreement.
Section 6. Title. The Inspection Period expires on the third business day after the Execution Date for all purposes except review of title. Purchaser shall have until the close of business on the 10th day following the Execution Date (the “Title Review Period”) within which to object in writing to any liens, encumbrances, and other matters reflected by the Title Commitment or Existing Survey. All such matters to which Purchaser so objects shall be “Non-Permitted Encumbrances”; if no such objection notice is given during the Title Review Period, all matters reflected by the Existing Survey and Title Commitment shall be “Permitted Encumbrances”. Seller may, but shall not be obligated to, at its cost, cure, remove or insure around all Non-Permitted Encumbrances, and Seller shall give Purchaser written notice of its intent thereof within three (3) days after the Title Review Period expires (the “Seller Response Period”); however, Seller at its cost shall be obligated to cure, remove or insure around by Closing all judgment liens, mechanic’s and materialmen’s liens, and other monetary liens against the Property (other than the liens for taxes and assessments which are not delinquent) (“Required Cure Items”), whether or not Purchaser objects thereto during the Title Review Period (but not to exceed an aggregate cost to cure, remove or insure around of $50,000.00), and in connection therewith Seller shall have fifteen (15) days within which to cure, remove or insure around such Required Cure Items (and the Title Review Period shall be extended for such period, but only with respect to the Required Cure Items. If Seller does not respond, Seller shall be deemed to have elected not to cure. If Seller does not elect to cause all of the Non-Permitted Encumbrances to be removed, cured or insured around, and timely written notice thereof is given to Purchaser, or Seller is deemed to have elected not to cure same (excluding those items Seller is obligated to cure), then Purchaser may either (a) terminate this Agreement in accordance with Section 12(b) by delivering notice to Seller within two (2) days after the end of the Seller Response Period (in which case the Earnest Money shall be fully refunded to Purchaser), or (b) purchase the Property subject to the Non-Permitted Encumbrances, and the Non-Permitted Encumbrances subject to which Purchaser elects to purchase the Property shall thereafter be Permitted Encumbrances.
Section 7. Representations, Warranties, Covenants and Conditions.
(a) Seller hereby represents and warrants to Purchaser that (i) Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties; (ii) to the best of Seller’s knowledge without independent inquiry and except as disclosed in any environmental site assessment delivered to Purchaser or commissioned by Purchaser, Seller has received no written notice alleging that the Land and/or Improvements and the use and operation thereof is not in compliance with all applicable laws, ordinances, rules and regulations relating to public health and safety and protection of the environment; (iii) Seller has not received any written notice of any claim of any governmental authority to the effect that the Improvements or the operation or use of the Land and Improvements fails to comply with any governmental requirements or that any investigation has been commenced or is contemplated respecting any such possible failure or compliance; (iv) there are no actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Seller, without independent inquiry, threatened that could adversely affect the ownership, development, maintenance, or operation of the Property or Seller’s ability to perform hereunder; (v) Seller has not received any notice of, and has no other direct knowledge of, any pending or contemplated condemnation action with respect to the Property, or any part thereof; (vi) there are no leases, licenses, occupancy agreements, or other agreements demising space in or providing for the use or occupancy of the Improvements or Land, and (vii) the Documents and Information delivered to Purchaser and listed in Section 4 (a) (6) are the Documents and Information used by Seller in connection with the Property in the ordinary course of Seller’s business.
(b) Seller hereby covenants with Purchaser that (i) Seller will maintain the Improvements and equipment (including but not limited to all HVAC systems and elevators) forming a part of the Property in the manner which Seller currently maintains them; (ii) Seller will not, without the prior written consent of Purchaser, remove any equipment forming a material part of the Property except such as is replaced by Seller by an article of equal suitability and value, free and clear of any lien or security interest, and (iii) Seller will promptly notify Purchaser of any written notices received by Seller with respect to the matters listed in 7(a) or (b) above. If Purchaser has knowledge before Closing that any of such representations and warranties are untrue as of the Closing and nevertheless elects to close, Purchaser waives its right to sue for damages as a result of such breach of the representation or warranty. If Purchaser gains knowledge only after Closing that any of such representations and warranties are untrue in any material respect, Purchaser shall have the right to sue to recover any direct, actual damages (expressly waiving any right to indirect, consequential or punitive damages) incurred by Seller’s breach of any of the foregoing representations and warranties, up to a maximum amount of One Hundred Six Thousand and 00/100 Dollars ($106,000.00).

The terms “to the best of Seller’s knowledge” and “to the best knowledge of Seller” as used in this Agreement mean to the actual, personal, present knowledge of Christine Teagle, without duty of inquiry. Christine Teagle is the senior vice president, asset management and is knowledgeable regarding the matters set forth in this Section 7(a) and (b) and the ownership and operation of the Property and possesses experience and familiarity with the Property. Purchaser shall be deemed to have knowledge of any matter (i) regarding which any employee or agent of Purchaser has actual knowledge, (ii) which is disclosed in the Information or the Documents or this Agreement, and/or (iii) regarding which Purchaser has received written notice, including, without limitation any matters disclosed in any reports or analyses commissioned by Purchaser.
(c) This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller and Purchaser, enforceable against Seller and Purchaser in accordance with its terms.
(d) Purchaser acknowledges that Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection, and Purchaser assumes the risk that adverse matters and conditions may not have been revealed by Purchaser’s inspections and examinations. The Property is to be sold to and accepted by Purchaser at Closing in its then present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED,” (other than the representations and warranties expressly set forth in this Agreement); specifically (without limiting the generality of the foregoing), without any warranty of (i) the nature or quality of the construction, structural design or engineering of the Improvements, (ii) the quality of the labor and materials included in the Improvements, (iii) the soil conditions existing at the Property for any particular purpose or developmental potential, (iv) the presence or absence of any hazardous substances or matter in or on the Property, (v) compliance of the Property with any applicable laws, regulations or other governmental requirements, or (vi) the accuracy of any information provided by Seller to Purchaser, except as expressly provided in subsection 7(a) above. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY AND ANY IMPROVEMENTS LOCATED THEREON, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY, OR RELATING TO SOLID, HAZARDOUS OR TOXIC WASTES OR OTHER ENVIRONMENTAL MATTERS. The terms and conditions of this subsection 7 (d) shall survive Closing and not merge with the provisions of any closing documents.

(e) Except as expressly provided in this Agreement, the representations, warranties and covenants of this Section 7 shall survive the Closing for a period of six (6) months from the Closing Date. If Purchaser has not provided Seller written notice of its intent to assert a cause of action against Seller arising out of any alleged breach of representations, warranties and covenants within such six (6) month period, or, having given such notice Purchase fails to commence litigation asserting such cause of action within two (2) years and one (1) day following the Closing Date, any such claim shall be deemed waived. Except as expressly provided herein, all of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement.
(f) Except as expressly provided in this Agreement to the contrary, and except for any claims arising out of the express representations, warranties or covenants of Seller under this Agreement, Purchaser for itself and its agents, affiliates, successors and assigns, hereby releases and discharges Seller and any party related to or affiliated with Seller, and their respective successors and assigns (the “Seller Related Parties”) from and against any claims at law or equity with respect to (i) matters of which Purchaser had actual knowledge at the time of Closing, or (ii) the matters were included in the Documents or Information delivered to Purchaser hereunder and reasonably should have been discovered by Purchaser prior to the Execution Date if Purchaser had conducted its due diligence investigation and review of such Documents and Information in a manner at least equal to that which a reasonably prudent purchaser would have conducted in purchasing a property similar to the Property, including, without limitation, all claims with respect to the economic, structural, physical, operating, or environmental condition of the Property.
Section 8. Closing. The closing (the “Closing”) of the sale of the Property by Seller to Purchaser shall occur through escrow on or before the thirtieth (30th) day following the end of the Inspection Period (the “Closing Date”). At the Closing the following, which are mutually concurrent conditions, shall occur:
(a) Purchaser, at its expense, shall deliver or cause to be delivered to the Title Company the following:
(1) Funds available for immediate value to Seller’s account, in the amount of the Purchase Price as specified in Section 2.1, adjusted in accordance with Section 8;
(2) A counterpart of the Bill of Sale and Assignment referenced in Section 8(b)(2);
(3) Evidence reasonably satisfactory to the Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so.
(4) A Closing settlement statement for Purchaser which shall set forth the costs payable and the prorations and credits provided for.

(b) Except as otherwise provided herein, Seller, at Seller’s expense, shall deliver or cause to be delivered to Purchaser the following:
(1) Special Warranty Deed in the form of Exhibit B, fully executed and acknowledged by Seller, conveying to Purchaser the Land and Improvements, subject only to the Permitted Encumbrances;
(2) Bill of Sale and Assignment in the form of Exhibit C, fully executed and acknowledged by Seller, assigning, conveying, and transferring all of the Property other than the Land and Improvements, to Purchaser, subject only to the Permitted Encumbrances;
(3) The agreement of Title Company to deliver a Texas form of Owner’s Policy of title insurance, at Seller’s expense, in the amount of the Purchase Price, issued by Title Company, insuring that Purchaser is the owner of the Land and Improvements subject only to the Permitted Encumbrances and the standard printed exceptions included in a Texas standard form owner policy of title insurance; however, (A) the rights of parties in possession shall be limited only to those holding under the Leases, (B) the standard exception for taxes shall be limited to the year in which the Closing occurs, and subsequent years and subsequent assessments for prior years due to change in land usage or ownership and (C) the “survey deletion” and any endorsements desired by Purchaser will be made in such policy at Purchaser’s expense;
(5) Evidence reasonably satisfactory to the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;
(6) Certificate in the form of Exhibit D meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, executed and sworn to by Seller.
(5) A Closing settlement statement for Seller which shall set forth the costs payable and the prorations and credits provided for.
(6) An assignment of the Parking Lease executed by the Lessor, for the Parking Garage premises, in favor of Purchaser, as Lessee.
(c) Title Company shall cause the recordable documents to be recorded, and shall disburse funds in accordance with the Purchaser’s Closing settlement statement and the Seller’s Closing settlement statement.
(d) All normal and customarily proratable items, including without limitation personal property taxes and Property Agreement payments shall be prorated as of the Closing Date, Seller being charged and credited for all of same up to such date and Purchaser being charged and credited for all of same on and after such date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, within thirty (30) days after actual figures are received, a cash settlement will be made between Seller and Purchaser. All Deposits shall be credited against the cash portion of the Purchase Price in lieu of assigning such Deposits to Purchaser. The provisions of this Section 8(d) shall survive the Closing. Insurance policies will not be assigned to Purchaser, and Purchaser shall be responsible for arranging for its own insurance effective immediately after the Closing Date. Utility meters shall be read on the Closing Date, and Purchaser shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Purchaser immediately after the Closing Date, including the posting of any required deposits. Accordingly, there will be no prorations for insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in this subsection (d). The parties shall each pay one half of Title Company’s escrow fees, costs and expenses. Purchaser shall pay the costs of recording the Special Warranty Deed, and all other costs customarily borne by buyers of real property in Dallas County, Texas.
(e) Except as provided below, Seller shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date, and shall receive all proceeds relating to the Property that are properly allocable to the period before the Closing Date. Purchaser shall pay all costs and liabilities relating to the Property that arise out of, or are attributable to the period from and after, the Closing Date, and shall receive all proceeds relating to the Property that are properly allocable to the period from and after the Closing Date. The provisions of this Section 8(e) shall survive the Closing.
(f) During the period between the date of execution of this Agreement and the Closing Date (or any earlier termination of this Agreement), Seller shall continue to operate the Property in a manner consistent with Seller’s operation of the Property prior to such period, provided, however, that Seller shall have no obligation to make any capital improvements or capital repairs or replacements, and Seller shall not enter into any lease agreements with respect to the Property.
(g) The Earnest Money shall be credited to the Purchase Price.
(h) Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, except for any Permitted Encumbrances.
Section 9. Commissions. Seller shall pay a commission to Grubb & Ellis Company (“Broker”), pursuant to a separate agreement between Seller and Broker, as and when, and only if, as and when, the Closing occurs. Except as set forth in the preceding sentence, Seller shall defend, indemnify, and hold harmless Purchaser, and Purchaser shall defend, indemnify, and hold harmless Seller, from and against all claims by third parties for brokerage, commission, finders, or other fees relative to this Agreement or the sale of the Property, and all court costs, attorneys’ fees, and other expenses arising therefrom, and alleged to be due by authorization of the indemnifying party. As provided for in the Texas Real Estate License Act, Purchaser is advised to have an abstract of title with regard to the Property examined by an attorney of its choice, or to obtain a policy of title insurance. The provisions of this Section 9 shall survive Closing or the termination of this Agreement.
Section 10. Intentionally Omitted.

Section 11. Destruction, Damage, or Taking Before Closing. If, before Closing, all or any material part of the Land, Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof in writing. Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering written notice thereof to Seller within five business days of receipt of Seller’s written notice respecting the damage, destruction, or taking, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at Closing Seller’s rights to such proceeds or awards. If, within five business days of receipt of Seller’s written notice respecting the material damage, destruction, or taking, Purchaser notifies Seller of its intent to terminate this Agreement, then Purchaser shall be deemed to have terminated this Agreement pursuant to Section 12(b). For the purposes of this Section 11, damage or a taking shall be considered to be “material” if the value of the portion of the Land, Improvements, or Personalty damaged or taken exceed $250,000 in value, or, in the case of a taking, if the portion of the Land, Improvements, or Personalty taken are such that they materially adversely affect the ability to use the remainder for the purposes for which they are presently used.
Section 12. Termination and Remedies.
(a) If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Purchaser in Sections 5, 6 or 11, then Seller, as its sole remedy, may terminate this Agreement by notifying Purchaser thereof, in which event Title Company shall deliver the Earnest Money to Seller as liquidated damages (or Seller shall retain the same if theretofore delivered to it), whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement. In addition to the foregoing, Seller shall also be entitled to recover all expenses, including reasonable attorney’s fees and litigation costs, incurred in connection with recovering the Earnest Money following a breach hereof by Purchaser.
(b) If Purchaser terminates this Agreement pursuant to Sections 5, 6 or 11, then Title Company shall return the Earnest Money, if any, to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.
(c) If Seller fails to consummate the sale of the Property under this Agreement for any reason other than Purchaser’s failure to perform its obligations hereunder or termination hereof by Purchaser in accordance with Section 12(b), the failure of a condition hereunder, or a right expressly granted Seller hereunder, Purchaser shall first give Seller written notice and seven (7) days’ time to cure such failure, and thereafter, Purchaser’s sole remedies shall be either to (1) seek to enforce specific performance or (2) terminate this Agreement by notifying Seller thereof, in which case Title Company shall return the Earnest Money to Purchaser and neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.

(d) The provision for payment of liquidated damages in Section 12(a) has been included because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.
Section 13. Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party; or by facsimile copy transmission, or by electronic transmission of a PDF scan. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller, to:	GREIT — Pacific Place, LP
c/o Grubb & Ellis Realty Investors, LLC
1551 N. Tustin Ave., Suite 300
Santa Ana, CA 92705
Attn: David Mellor
Phone 714/975-2267
Fax 714/918-9102
Email: david.mellor@grubb-ellis.com

With Required Copy to:	Phillip Han
Grubb & Ellis Realty Investors, LLC
1551 N. Tustin Ave., Suite 300
Santa Ana, CA 92705
Phone 714/975-2821
Fax 714/918-9138
Email: phillip.han@grubb-ellis.com

With Required Copy to:	Christine Teagle
Grubb & Ellis Realty Investors, LLC
8360 LBJ Freeway, Suite 240
Dallas, TX 75243
Phone: 972/850-0601 ext. 2
Fax 972/850-0605
Email: Christine.teagle@grubb-ellis.com

If to Purchaser, to:	Boxer F2, L.P.
720 North Post Oak Road, Suite 500
Houston, Texas 77024
Attn: Andrew Segal
Phone (713) 777-7368
Fax (713) 780-9708
Email: Andrew.segal@boxerproperty.com

Either party hereto may change its address for notice by giving one (1) day prior written notice thereof to the other party.
Section 14. Like Kind Exchange. Either Seller or Purchaser may consummate the sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (i) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of the party consummating the Exchange; (ii) the Closing shall not be delayed or affected by reason for the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller’s obligations and covenants under this Agreement; (iii) neither Purchaser nor Seller shall be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Neither Purchaser nor Seller shall, by this Agreement or acquiescence to an Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended.
Section 15. Assignment. Purchaser may assign Purchaser’s rights under this Agreement to an affiliated entity, which is a corporation, limited partnership, general partnership, or limited liability company owned or controlled by Purchaser or owners of Purchaser, but not otherwise without the prior written consent of Seller.
Section 16. Governing Law; Attorney’s Fees. This Agreement shall be governed and construed in accordance with the laws of the State of Texas. If it becomes necessary for either party to file suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit, including those related to any appeal or review.
Section 17. Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All Exhibits attached hereto are incorporated herein by this reference for all purposes.
Section 18. Rule of Construction; No Waiver. Purchaser and Seller acknowledge that each party has reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by that party. No custom or practice which may evolve between the Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement.
Section 19. No Recording. Neither this Agreement nor any memorandum hereof shall be recorded in any public records.

Section 20. Termination of Offer. In the event that a copy of this Agreement duly executed by Seller and Purchaser, has not been actually delivered by 5:00 p.m. on March  _____, 2010 then the offer by Purchaser to purchase the Property shall be deemed automatically terminated and revoked without further notice and shall thereafter be of no further force or effect.
Section 21. Non-Solicitation of Employees. Purchaser agrees that neither it, nor any of its agents or representatives, will contact or approach employees of Seller or Seller’s management company to solicit their employment with Purchaser or its agents, affiliates or representatives, unless the prior approval of Seller has been obtained.
Section 22. Non-Disclosure Agreement. Purchaser and Seller agree that the terms of the Agreement (including the Purchase Price) shall remain confidential and private in all respects, and that said terms shall not be disclosed directly to anyone, except their attorneys, financial advisors, agents, lenders, bankers, tax preparers, as required by law or court order or to other entities who may have a bona fide need to know the terms for tax, underwriting, investing or legal reasons. Despite the foregoing, Purchaser acknowledges and agrees that Seller (and the holders of Seller’s ownership interests) may disclose this Agreement itself and the terms hereof in connection with any filings made to the Securities and Exchange Commission. Purchaser and Seller agree not to contact, or respond to requests from, any media outlet regarding the terms of the Agreement. Purchaser’s obligations under this Section 22 shall survive the termination of this Agreement.
Section 23. Time of Essence. The parties agree that time is strictly of the essence with respect to each term, condition, obligation and provision in this Agreement.
[Signatures follow]

Executed as of the date first set forth above.
SELLER:
GREIT-PACIFIC PLACE, LP,
a Delaware limited partnership

By:	G REIT Liquidating Trust,
a Maryland trust,
Its Sole Member

By:	Grubb & Ellis Realty Investors, LLC,
a Virginia limited liability company, f/k/a
Triple Net Properties, LLC,
Its Vice President,

By:	/s/ Michael Rispoli Name: Michael Rispoli
Title: Authorized Representative
Date: March 25, 2010
PURCHASER:
BOXER F2, L.P.,
a Texas limited partnership

By:	Boxer M2, L.L.C., a Texas limited liability company,
its general partner

By:	/s/ Andrew Segal Andrew Segal, Manager
Date: March 25, 2010